Exhibit 10.1

INITIAL PURCHASE AGREEMENT

October 21, 2016

AMONG:

MX GOLD CORP.	(“MX Gold”)
900-570 Granville St.
Vancouver, B.C., V6C 3P1

AND:

GRACEPOINT MINING CORP.	(“GP”)
2162 Acorn Court
Wheaton, Illinois, USA
60189

AND:

AMERICAN METAL MINING, S.A. de C.V.	(“AMM”)
BLVD. Antonio Ortiz Mena #2807 Int. 22
Quintas del Sol
Chihuahua, Chihuahua
CP 31214

AND:

PROYECTO MAGISTRAL, S. de R.L. de C.V.	(the “Owner”)
Paseo de la Reforma #2360
Lomas de Reforma
Del. Miguel Hidalgo C.P. 11930
Mexico, D.F.

RE:	Initial Purchase Agreement (IPA) among MX Gold, GP, AMM and the Owner with respect to the Magistral Project (the “Project”)

This binding letter agreement (the “Agreement”) is intended to set out the initial terms of a proposed joint venture between MX Gold and GP, through its wholly-owned subsidiary AMM, for the purposes of developing the Project, to be effective upon completion of the payments set out in Section 2.  These terms are not intended to be comprehensive and final and additional terms, including customary representations and warranties, will be incorporated into a formal joint venture agreement (the “Definitive Agreement”) which will be negotiated in good faith within 30 days of this Agreement among the parties hereto.

1.	Project

A description of the Project, and all material assets related thereto, are set out in full in Appendix D attached hereto.

2.	Earnable Interest

2.1          MX Gold may earn a 50% participating ownership interest and a 45% Net Profit Participating Interest in the Project by paying GP a total of $2,500,000 (the “Purchase Price”) as follows:

(a)	$250,000 upon signing this Agreement;
(b)	$750,000 on or before 30 days from the signing of this Agreement;
(c)	$750,000 on or before 60 days from the signing of this Agreement; and
(d)	$750,000 on or before 90 days from the signing of this Agreement.

The payment set out in Section 2.1(a) will be retained by GP for its own purposes and GP will direct MX Gold to advance the payments set out in Sections 2.1(b) to (d) directly to the Owner for development of the Project.  After the first payment of $250,000 to GP, the remaining payments will be deposited in to a project account that will be overseen by the Management Committee (as defined below), and will be used to remove any project encumbrances and plant refurbishment and start-up, with all remaining pre and future negotiated payables coming out of future cash flow.

2.2          If MX Gold does not proceed with any further payments after the payment set out in Section 2.1(a) (the “Funds”), this Agreement will terminate, and MX Gold can elect to have the Funds credited against the consideration payable by MX Gold to earn its interest with respect to the Don Roman Project or the Picacho Project (together, the “Additional Projects”).  If MX Gold does not proceed with entering into any binding agreements with respect to the Additional Projects and does not elect to make any additional payment other than set out in Section 2.1(a), the Funds will be applied to the Project and MX Gold will retain a carried 5% Net Profit Participation Interest in the Project.  Under such circumstances, the Owner will not, and GP will not cause the Owner to, transfer, assign or otherwise dispose of all or any portion of its right, title or interest in and to this Agreement, its rights hereunder, or the Project to any third party without first causing the third party to deliver to MX Gold, or any successor or permitted assign thereof (in either case, the “Seller Affiliate”), an agreement between the third party and the Seller Affiliate, in a form satisfactory to the Seller Affiliate, under which the third party acknowledges the 5% Net Profit Participation Interest in the Project on the same terms and conditions as under this Agreement.

3.	Joint Venture

Upon the date that the final payment of the Purchase Price is made (the “Effective Date”), a joint venture shall be deemed to be formed (the “Joint Venture”) to be governed by the terms and conditions of this Agreement until entry into the Definitive Agreement.  Upon formation of the Joint Venture, MX Gold will have an initial participating ownership interest of 50% of the Project and GP will indirectly through AMM be deemed to have an initial participating ownership interest of 50% of the Project and each of them will have initial and deemed expenditures as follows:

(a)	MX Gold: $2,500,000
(b)	GP through AMM: $2,500,000

Additionally, and upon formation of the Joint Venture, the following parties will have the following Net Profit Participating Interests in the Project:

(a)	MX Gold: 45%
(b)	GP through AMM: 45%
(c)	Atlas Minerals Holdings, LLC: 10%

4.	Joint Venture Interest

The parties currently anticipate that legal title to the Project will be held in the name of the Owner in trust for the benefit of the Joint Venture, and each of MX Gold and GP (through AMM) will hold such percentage of shares of the Owner that is equal to their respective participating ownership interest in the Project.  Similarly, board and management positions of the Owner will be revised to reflect an equal number of positions of each as between MX Gold and GP (through AMM).  Notwithstanding the foregoing, and although the parties currently anticipate that the Project will be held by the Owner, the parties each agree to use their commercially reasonable efforts to formulate a structure for the Joint Venture which is acceptable to each of MX Gold and GP and which is formulated to comply with all necessary legal and regulatory requirements, minimize or eliminate any adverse tax consequences and be as cost effective as possible.

5.	Management of the Project

Upon the entry into this Agreement, a management committee (the “Management Committee”) will be created to supervise and coordinate the development of the Project, to allocate and pay the Funds set out in Sections 2.1(b) to (d), and to consider and approve Operations Plans.  For the purposes of this Agreement, an “Operations Plan” means a five year plan for operations, or such other period of time as the Management Committee may approve (feasibility and production stage).

6.	Management Committee

MX Gold, on the one hand, and GP (through AMM), on the other hand, will each, upon notice to the other party, appoint two representatives to the Management Committee.  Each party may change its representatives and any alternate representatives at any time with written notice.  There will be a Management Committee meeting at least once every quarter and, in any event, within 21 days of being requested in writing to do so by a representative of any party.  Meetings may be held in person, telephone or video conferencing.  The Operator will cause notices of Management Committee meetings to be given to all representatives at least 14 days before the time appointed for the meeting, specifying the time and place of, and the agenda for, each meeting.  A quorum for any Management Committee meeting will be present if one representative of each party is present or participating by telephone.  If a quorum is present at the meeting, the Management Committee will be competent to exercise all of the authorities, powers and discretions granted upon it under this Agreement.  The Management Committee will decide every matter submitted to it by simple majority (including election of its chairman) with the representative or representatives of each party being entitled to cast collectively that number of votes which is equal to its interest.

7.	Operator

The Management Committee will appoint someone to act as Operator of the Project.  The Operator will conduct the day-to-day management and supervision of operations of the Project and carry out all things necessary or advisable to carry out any Operations Plans approved by and other directions of the Management Committee.  The duties and obligations of the Operator include preparing and submitting Operations Plans for the approval of the Management Committee.  From time to time as circumstances dictate, the Operator will submit a new Operations Plan for consideration by the Management Committee to replace the Operations Plan then in effect.  The term of an Operations Plan will not exceed five years unless unanimously approved by the Management Committee.

8.	Inspections and Reporting

At all times during the effectiveness of this Agreement, those persons who have been authorized by a party, by prior notice to the Operator, will, at that party’s sole risk and expense and at reasonable intervals and times, have access to such portions of the Project (for greater certainty, including such technical records and other factual engineering data and information relating to the Project in the possession of the Operator) as the party may have authorized.  The Operator will furnish each party with quarterly progress reports on operations and with a final report on conclusion of each Operations Plan.  Each quarterly report will be supported with such technical and other data, information and reports as are appropriate to reflect the operations for the period.  Each quarterly and final report will include a presentation comparing costs incurred to those planned according to the approved Operations Plan.  The final report will show all the operations conducted or performed during the operating year and any revenues and costs experienced, and will be accompanied by the Operator’s discussion and analysis of the results of operations and the financial condition of the Joint Venture.

9.	Confidentiality

The parties will keep confidential all data and information respecting this Agreement and the Project and will refrain from using it other than for the activities contemplated hereunder or publicly disclosing unless required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the written consent of the other party, such consent not to be unreasonably withheld.  The provisions of this section do not apply to information which is or becomes part of the public domain other than through a breach of the terms hereof.  Where a request is made for permission to disclose confidential information hereunder, a reply thereto will be made within 3 business days after receipt of such request, failing which the party requesting will be entitled to disclose such information in the limited circumstances specified in such request as if such consent had been given.  The parties will consult with each other prior to issuing any press release or other public statement regarding the project or the activities of the respective party with respect thereto.  In addition, and unless required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, each party will obtain prior approval from the other party before issuing any press release or public statement using the other party’s name or the names of any of the other party’s assignees or of any of the officers, directors or employees of the other party or of its assignees.  Notwithstanding the foregoing, each of MX Gold and GP will undertake commercially reasonable efforts to agree on a template form of news release that will refer to the parties, the Joint Venture and the Project which shall form the basis for all subsequent news releases that are disseminated by either party from the date of this Agreement until the termination of the Joint Venture.

10.	ROFR

Except for an assignment of a party’s entire interest in the Joint Venture and this Agreement to an Affiliate (as defined in the Business Corporations Act (British Columbia) which shall be permitted to effect a bona fide internal restructuring of such party, none of the parties will pledge, grant security over, sell, assign, or in any other manner dispose of or attempt to dispose of all, or any portion, of its interest (in each case, a “Transfer”) except as provided in this section.  A party is prohibited from disposing of any of its interest or any of its rights under this Agreement except if such disposition:

(a)	includes its entire interest together with its entire interest in this Agreement; and

(b)	occurs when such party is not in default of any of its covenants and agreements herein contained (which for greater certainty means a party in default of its obligations hereunder is not permitted to Transfer under any circumstances).

Upon a party or a third party acquiring the disposing party’s interest, the party or the third party will be deemed to have contributed the costs contributed to the date of the acquisition by the disposing party.  Unless the prior written approval of the party other than the disposing party has been given to the sale or other disposition to an affiliate of the disposing party (which approval will not be unreasonably withheld), the disposing party remains liable for its obligations hereunder notwithstanding such disposition.  If a party (in this section the “Transferring Party”) wishes to Transfer any of its interest in the Project or any of its rights under this Agreement (in this section, the “Holdings”), then it must prior to any such transfer first offer to Transfer the Holdings to the other party for a cash consideration and upon such other terms and conditions as the Transferring Party deems fit (in this section, the “Offer”).  If the other party accepts the Offer within the 30-day period following its receipt, then the Transfer will be concluded no later than 30 days after such acceptance.  If the other party does not accept the Offer within such 30-day period, then the Transferring Party will be free to Transfer the Holdings to a third party at any time after the expiry of such 30-day period and prior to the expiry of the succeeding 90-day period, but only for a cash consideration equal to or greater than the cash consideration stated in the Offer and upon other terms and conditions no less favourable to the Transferring Party than those contained in the Offer.

11.	Definitive Agreement

Upon execution of this binding Agreement, MX Gold will arrange for the preparation of a draft of the Definitive Agreement for review by Parent and GP.  The Definitive Agreement may require further negotiation and may contain matters not contemplated in this binding Agreement.  Following the Acquisition, each of the parties will act honestly, diligently and in good faith in their respective endeavors to enter into the Definitive Agreement on or prior to 30 days of this Agreement.

12.	Binding Agreement; Assignment

This Agreement creates a binding contract between the parties, enforceable according to its terms upon the parties and their permitted assigns. Except as permitted in Section 10, this Agreement shall not be assigned by any party hereto without the expressed written consent of all other parties.

13.	Proper Law

This Agreement will be exclusively governed by and construed in accordance with the laws of the State of Nevada, and the parties hereby attorn to the exclusive jurisdiction of the Courts of competent jurisdiction of the State of Nevada in any proceeding hereunder.

14.	Entire Agreement

The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations, and agreements, whether oral or written, between the parties with respect to the subject matter hereof, there being no representations, warranties, terms, conditions, undertakings, or collateral agreements (express, implied, or statutory), between the parties other than as expressly set forth in this Agreement.

15.	Counterparts and Electronic Means

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.  Delivery to us of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement.

16.	Time

Time is of the essence of this Agreement.

17.	Currency

All dollar figures referred herein mean the lawful currency of the United States.

18.	Meaning of Net Profit

NET PROFIT calculation shall be the monthly Earnings at the Project that is used to determine the “Earnings Participation.” the Owner shall prepare accounting records in accordance with US GAAP (Generally Accepted Accounting Principles). Net profit is defined as all Project revenues earned, less all Project expenses and related taxes incurred in the normal course of business, plus reasonable and customary administrative expenses incurred in the running of the Project.

19.	Mutual Representations and Warranties

Each party represents and warrants to the other parties hereto the matters set out in Appendix E attached hereto.

20.	Representations by the Owner, AMM and GP to MX Gold

Each of the Owner, AMM and GP represents and warrants to MX Gold the matters set out in Appendix F attached hereto.

21.	Representations by MX Gold to the Owner, AMM and GP

MX Gold represents to the Owner, AMM and GP and that:

a)	MX Gold is a reporting issuer in British Columbia and Alberta and its common shares are listed for trading on the TSX Venture Exchange.

b)	MX Gold is in good standing with the TSX Venture Exchange and all regulatory authorities.

By signing below, as at the date first above mentioned, the Parties agree to the terms and conditions enclosed in this IPA for the Project.

MX GOLD CORP.

Per: Authorized Signatory
Dan Omeniuk

GRACEPOINT MINING CORP.

Per: Authorized Signatory

AMERICAN METAL MINING, S.A. de C.V.

Per: Authorized Signatory

PROYECTO MAGISTRAL, S. de R.L. de C.V.

Per: Authorized Signatory

Appendix A
 Material Contracts

Material Contracts of the Project consist of the following:

1.	Purchase Agreement dated February 17, 2016 between the Owner and Ejido Magistral, whereby Owner is entitled to rights of the contract, based on its terms. In summary and for the following consideration of $25,000 down payment, and 196,000 pesos per month, as a pre-payment for tonnage used, until production is started, then with no minimum payments. Upon production, the Owner is required to pay based on dry tonnage throughput at $3.00 per dry tonne, based upon $1,100 per oz gold. The price paid per tonne increases or decreases by the same percentage that the gold price increases or decreases from the base price of $1,100 per oz.
2.	Kappes Cassidy Report dated March 2012.
3.	Report by Robert Garcia dated April 2016.
4.	Loan Agreement between Magistral and Sistema Globalizador de Actividades de Mexico, SA de CV. Involves a minority shareholder that used his line of credit for the benefit of the Project, and is included in the list of liabilities set out in Appendix B.

Appendix B
 Liabilities, Encumbrances and Permitted Encumbrances

Liabilities of Owner and Project

Except for minor Liabilities made in the normal course of operations that individually due not exceed $7,000 and $35,000 in the aggregate, Liabilities of the Owner and the Project as of the date of the Agreement consist of the following:

1)	Social Security	= 314,000 pesos accounts leaned now
2)	Employee taxes	= 174,000 pesos accounts leaned now
3)	Housing taxes	= 117,000 pesos accounts leaned now
4)	Accounts payable	= 10,053,698 pesos, inc. a note referenced in Magistral purchase contract
5)	Deviation Project	= 375,000 U.S.
6)	Miss Santos	= 87,500 U.S.
7)	Prosalit	= 125,000 U.S.
8)	Aldo Martinez	= 70,000 U.S.
9)	Ejido	= 70,000 U.S.
10)	GPM – back employees	= 50,500 U.S
11)	Employee Severance	= 30,000 U.S.
12)	6 Agitation systems pledge
a.	Component parts have been pledged as collateral. There will be a full release upon the full funding and fulfilment of the terms of this Agreement

Encumbrances of Owner and Project

There are no Encumbrances other than the Permitted Encumbrances of the Owner and the Project.

Permitted Encumbrances of Owner and Project

The Permitted Encumbrances of the Owner and the Project consist of the items set out above in this Appendix B.

For the purposes of this Agreement, the term “Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, royalty, restrictive covenant or other encumbrance of any nature.

Appendix C
 Use of Proceeds of the Funds

Use of Proceeds:

The general use of $2,500,000 proceeds:

1)	$250,000 to GP for down payment and discretionary to GP
2)	To pay 2 partners off totaling approximately $190,000 U.S. so that GP will eliminate the potential liability against the current 100% ownership of Proyecto Magistral S de RL de C.V
3)	Project deal and environmental consultant, Miss Santo’s, for $87,500 U.S.
4)	Down Payment of $175,000 to Deviation Project, estimated with remaining balance coming out of cash flow
5)	605,000 pesos for Social Security, Employee taxes, and Housing taxes
6)	$70,000 for Ejido Payment
7)	$50,500 for loans given by GP to pay back employee salaries
8)	Subject to the Management Committee, the remaining amount will go towards reengineering of plant and start-up capital and project operating expenses in accordance with an Operations Plan.

In addition to the items listed, there are some payables that came with the acquisition of the Project and were pre-negotiated to come out of project cash flow.  These pre-negotiated amounts can change, regarding when they are due.  Specifically, this relates to accounts payable  and approximately $200,000 in connection with the balance remaining to finance the Diversion (both listed above in Appendix A), which would be part of Project expenses and would be paid from total Project cash flow.

Appendix D
 Project Description and List of Assets

Project Description:

The Project sits on approximately 28 Hectares of leased land or approximately 69 acres and is located 392 Km. South West of Chihuahua City, in route to Parral 220 km, from there due South on Durango Highway for 120 km to Santa Maria Del Oro interception, turn West to Santa Maria Del Oro for 48km, continue East for 3.5 km, then turn South for .5 km to the Magistral Del Oro Project. All paved road except for the last 0.5 kilometer. The lease is a 10 year, renewable for another 10 years.

• 25° 55 minutes 60 N Latitude
• 105° 22 minutes 01 W longitude
• Elevation 5875 feet

The Owner has provided some photographs of the plant and equipment that sits on the MAGISTRAL site (Appendix A). It is agreed that these pictorial records along with videos taken by Brennen Mathues during the month of June, 2016 (Appendix B) may be used, as a reference.

List of Assets:

•	Mill located on the Project with the coordinates set out above, including all buildings, structures, fixtures and other improvements located on or otherwise affixed or appurtenant to the mill.

•	All permits necessary to operate a gold recovery operation with respect to the Project, including access to and from the Project (including the mill and tailings pile), processing the tailings pile through the mill and the extraction of gold therefrom, and storing the resulting waste material back on the property. The current list of permits obtained include the following:

1.	change of use of land (zoning),
2.	plant construction,
3.	Environmental Impact Manifest (MIA) SEMARNAT,
4,	water use and disposal from CONAGUA,
5.	Construction for tailings pond,
6.	tailings pond permit,
7.	approved engineering documents by CONAGUA for construction permit on deviation project,
8.	all Ejido contracts for use of land, and
9.	The CONAGUA approved construction permit for the deviation project was issued on May 22, 2015 expiring on May 21, 2016. Extension/re-application for the permit consists of resubmitting original engineering documentation and a new construction permit will be issued within 10 working days (per CONAGUA director).

•	All information relating to the Project.

•	All material contracts relating to the Project, including those set out in Appendix A.

•	The following equipment:

1.	80 TON Ore bin
2.	24” x 40´ conveyer belt
3.	Degregation Tank 1- DIAMETER 3.5m, HEIGHT 4.5m, VOLUME 43.295m³
4.	Lyme and Cyanide mixing system
5.	4” transfer mud pump
6.	2- Cyanide solution storage tanks
7.	1- Cyanide solution prep. Tank
8.	Cyanide Tank - DIAMETER 7.64m, HEIGHT 9.14m VOLUME 419.m³
9.	5- C.I.P Tanks each DIAMETER 3.5m, HEIGHT 4.5m, VOLUME 43.295m³
10.	5 –reverse circulation diaphragm pumps installed on CIP tanks
11.	1- 500CFM electric compressor
12.	1- automatic solution head assay sampler
13.	1- automatic solution tails assay sampler
14.	Emergency field showers
15.	Tailings transfer mud pump
16.	Electrical control room with all control panels
17.	500 KVA ground transformer
18.	Chain link fence enclosure
19.	Materials Warehouse
20.	Small tools Warehouse
21.	Multi use small storage building
22.	Nurse´s station
23.	2- small offices
24.	Laboratory and recuperation bunker room
25.	Assay Laboratory consisting of:
a.	Fire assay furnaces
b.	Chemical assay
c.	Chemical storage
d.	Assay preparation
e.	Assay weight scales
26.	Desorption area smelter consisting of:
a.	Secured coded entrances
b.	Steel bullet proof entrance door
c.	Steel bullet proof delivery drum with bullet proof glass
d.	External Secured entry Steel bullet proof (access to deliver drum)
e.	2 – Electrolytic desorption units consisting of:
i.	1- 500 Kg Carbon towers
ii.	Heater and transfer tanks
iii.	500 gal. solution tank
iv.	24” x 60” electrolytic fiberglass cell
v.	25 – electrolytic cell plates
2- small air press filters

Appendix E
 Mutual Reps and Warranties

Mutual Representations and Warranties

Each party represents and warrants to the other parties hereto that:

a)	it is a body corporate duly incorporated or continued and duly organized and validly subsisting under the laws of its organizational jurisdiction;

b)	it has full power and authority to carry on its business and to enter into this Agreement;

c)	neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

d)	the execution and delivery of this Agreement do not violate or result in the breach of the laws of any jurisdiction applicable to a party or pertaining thereto or of its organizational documents;

e)	all corporate authorizations have been obtained for the execution of this Agreement and for the performance of its obligations hereunder; and

f)	this Agreement constitutes a legal, valid and binding obligation of the party enforceable against it in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

Appendix F
 Owner and Parent Reps and Warranties

Each of the Owner, AMM and GP represents and warrants to MX Gold the following:

a)	AMM is a wholly-owned subsidiary of GP, with the exception of a minority interest of 1% or less of AMM’s share capital held by a Mexican resident to comply with the laws of Mexico;
b)	the Owner is a wholly-owned subsidiary of AMM;
c)	other than the Permitted Encumbrances, there are no outstanding agreements or options to acquire or purchase any of the assets that comprise the Project, no person has any royalty or other interest whatsoever in production therefrom, and there is no adverse claim or challenge (including, without limitation, any aboriginal land claim) against or to the ownership of or title to any of the assets, nor to the best of its knowledge is there any basis therefor;
d)	there are no rights of first refusal, back in rights, bump up rights, abandonment rights or other rights, options or elections under the any instrument or agreement which would affect MX Gold’s right, title and interest in and to the Project assuming creation of the Joint Venture
e)	none of the Owner, AMM and GP has received notice and no such party has any knowledge of any proposal to terminate or vary the terms of or rights attaching to any of the assets from any government, other regulatory authority, or third party;
f)	other than as set out in (j) below, there are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Project or the conduct of the business related thereto, nor to the best of the knowledge of the Owner, AMM and GP have any activities on the Project been in violation of any environmental law, regulations or regulatory prohibition or order, and to the best knowledge of the Owner, AMM and GP, conditions on and relating to the Project are in compliance with such laws, regulations, prohibitions and orders and third party contracts;
g)	all material contracts with respect to the Project are set out in Appendix A attached hereto, each of which is in good standing;
h)	the Owner is the sole registered and beneficial owner of the Project and the assets as set out in Appendix D;
i)	except as disclosed in Appendix B, there are no other debts, liens, liabilities, Encumbrances owed by the Owner or any other parties relating to the Project and ownership of the Project will be free and clear title, debt and liability free, except for the commitment to pay Atlas Mineral Holdings 10% of the Net Cash Flow in the Project;
j)	Appendix B sets out all liabilities and Encumbrances of the Owner and the Project; and
k)	except to the best knowledge of the Owner, AMM and GP and other than as disclosed herein, there are no environmental liabilities with respect to the Project other than the environmental issue GP has disclosed to MX Gold in connection with extreme rain in the Project area that caused overflow which caused overspill into a creek for approximately 250 meters which CONAGUA, (Mexican Water Commission) is overseeing.